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October 22, 2026

Fidelity Covington Trust

245 Summer Street

Boston, MA 02210

Re: Post-Effective Amendment No. 154 to the Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to Fidelity Covington Trust, a Massachusetts business trust (the “Trust”) and its series Fidelity Clean Energy ETF, Fidelity CLO ETF, Fidelity Cloud Computing ETF, Fidelity Crypto Industry and Digital Payments ETF, Fidelity Electric Vehicles and Future Transportation ETF, Fidelity Enhanced Emerging Markets ETF, Fidelity Enhanced High Income ETF, Fidelity Enhanced International ETF, Fidelity Enhanced Large Cap Core ETF, Fidelity Enhanced Large Cap Growth ETF, Fidelity Enhanced Large Cap Value ETF, Fidelity Enhanced Mid Cap Core ETF, Fidelity Enhanced Mid Cap Growth ETF, Fidelity Enhanced Mid Cap Value ETF, Fidelity Enhanced Small Cap Core ETF, Fidelity Enhanced Small Cap Growth ETF, Fidelity Enhanced Small Cap Value ETF, Fidelity Enhanced U.S. All-Cap Equity ETF, Fidelity Metaverse ETF, Fidelity Preferred Securities & Income ETF, and Fidelity Sustainable High Yield ETF (the “Funds”), in connection with Post-Effective Amendment No. 154 to the Trust’s Registration Statement on Form N-1A (the “Amendment”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the opinion set forth herein, you have provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things, copies of the following: the Amendment; the Amended and Restated Declaration of Trust of the Trust dated July 16, 2013, as amended; and the By-Laws of the Trust dated July 17, 2004 (the “By-Laws”).  In addition, we have reviewed and relied upon a Certificate issued by the Secretary of the Commonwealth of Massachusetts.  We have assumed that the By-Laws have been duly adopted by the Trustees.  We have also examined such documents and questions of law as we have concluded are necessary or appropriate for purposes of the opinions expressed below.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees;

(iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.  Where documents are referred to in resolutions approved by the Board of Trustees, or in the Amendment, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Amendment or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

Based upon the foregoing, we are of the opinion that each Fund’s shares registered under the Securities Act, when issued and sold in accordance with the terms of purchase described in the Amendment, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.  We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the use of our name in the Amendment unless and until we revoke such consent.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP